Exhibit 99.1

TECHNOLOGY RESEARCH CORPORATION TO REPORT
ITS FISCAL FOURTH QUARTER AND YEAR END RESULTS ON MAY 9, 2005

CLEARWATER, FLORIDA, April 14, 2005 - Jerry T. Kendall, President and Chief Executive Officer of Technology Research Corporation (TRC), (NASDAQ-TRCI), announced today that the Company is on schedule to report its fiscal fourth quarter and year end results on May 9, 2005.

Jerry T. Kendall said, “As previously disclosed, the Company expects to report strong fourth quarter seasonal revenue growth, exceeding third fiscal quarter record revenues and we remain encouraged that earnings per share will exceed the comparable quarter last year.” He added, “Our Military and Commercial business was strong and we believe the Company is well positioned to perform effectively in all our markets in future years, including the air conditioner application.”

Technology Research Corporation designs, manufactures and markets electrical safety products that save lives, protect people from serious injury from electrical shock and prevent electrical fires in the home and workplace. These products have worldwide application. The Company also supplies power monitoring and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement: Certain statements made in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated.

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